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                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
                 EXHIBIT 11--COMPUTATIONS OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                           Three months ended          Six months ended
                                                                April 30,                 April 30,
                                                          --------------------       -------------------
                                                           1997          1996         1997        1996
                                                          -------       ------       ------       ------
Primary Earnings Per Share:
Earnings data:
   Net income                                             $   281        3,102        2,084        6,712
                                                          =======       ======       ======       ======

Weighted average shares outstanding:
   Average shares of common stock outstanding              17,688       17,076       17,660       16,904
Net effect of dilutive stock options--based on the
   treasury stock method using average market price           144        1,401          374        1,425
                                                          -------       ------       ------       ------
   Weighted average shares outstanding                     17,832       18,477       18,034       18,329
                                                          =======       ======       ======       ======

Earnings per common share:
   Net income                                             $  0.02         0.17         0.12         0.37
                                                          =======       ======       ======       ======
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